 CAMBRIDGE DISPLAY TECHNOLOGY RAISES $17.5 MILLION
IN PRIVATE PLACEMENT

CAMBRIDGE, United Kingdom, 21st December 2005

Cambridge Display Technology (CDT) (Nasdaq: OLED) - the global pioneer in the research, development and commercialisation of light emitting polymers (P-OLEDs) - announced today that it has entered into definitive agreements with institutional and other accredited investors for the private placement of 2,187,500 shares of its common stock at a purchase price of $8.00 per share, together with warrants to purchase up to 656,250 additional shares of its common stock at an exercise price of $12.00 per share.

The private placement is expected to close on or about December 22, 2005 and is subject to certain closing conditions. SG Cowen and Co., LLC acted as the lead placement agent for the transaction.

Dr David Fyfe, CEO of CDT stated: This funding strengthens our balance sheet at an important time in the development of our strategic plans. We look forward to 2006 with great excitement.

The shares of common stock and warrants offered and to be sold by the Company in this private placement have not been registered under the Securities Act of 1933 or state securities laws, and may not be offered or sold in the United States without registration with the Securities and Exchange Commission or an applicable exemption from registration requirements. The Company has agreed to file a registration statement with the SEC covering resale of the shares of common stock in the private placement.

This notice is issued pursuant to Rule 135c under the Securities Act of 1933, and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About CDT
Cambridge Display Technology is a pioneer in the development of light emitting polymers (P-OLEDs) and their use in a wide range of electronic display products used for information management, communications and entertainment. P-OLEDs are part of the family of organic light emitting diodes, or OLEDs, which are thin, lightweight and power efficient devices that emit light when an electric current flows. P-OLEDs offer an enhanced visual experience and superior performance characteristics compared with other flat panel display technologies such as liquid crystal displays, and have the key advantage that they can be applied in solution using printing processes. Founded in 1992, the company is headquartered in Cambridge, UK and listed on the US Nasdaq National Market under the symbol OLED. In 2005, CDT and Sumitomo Chemical established a joint venture called Sumation, which develops, manufactures and sells P-OLED materials to the display industry.
More information on CDT can be found at: www.cdtltd.co.uk

Editorial Contact:
CDT
Terry Nicklin
Marketing Director
+44 1954 713600
tnicklin@cdtltd.co.uk

Statements contained in this press release that are not historical facts are forward-looking statements and their presence may be indicated by words such as believe, expect, anticipate, intend, plan, estimate, seek, will and may, as well as the negative thereof and similar expressions. There can be no assurance that future developments affecting the Company and its subsidiaries will be those anticipated by management, including statements regarding the proceeds raised in connection with the private placement, the anticipated closing date of the private placement and the use of proceeds from the private placement. The Companys ability to complete the private placement will depend on, among other things, the Companys and the prospective investors compliance with their obligations and the Companys ability to enforce the agreements with the prospective investors. Other factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of the Companys ongoing and future research and development activities, as well as those of its licensees; the Companys ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; the successful commercialization of products that include the Companys P-OLED technology by its licensees; the willingness of the Companys manufacturers and licensees to continue to develop, manufacture and sell commercial products integrating the Companys technology; the future demand for products using the Companys P-OLED technology; the comparative advantages and disadvantages of any competing technologies; the Companys ability to maintain and improve its competitive position following the expiration of its fundamental patents; the adequacy of protections afforded to the Company by the patents that it owns or licenses and the cost to the Company of enforcing these patents; the Companys ability to obtain, expand and maintain patent protection in the future and to protect its unpatentable intellectual property; and the Companys future capital requirements and its ability to obtain additional financing when needed. Readers should also consider the additional factors described under the caption Factors That May Affect Our Operating Results in the Companys 10-K and 10-Q reports filed with the SEC. Investors should not place undue reliance on such forward-looking statements and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.